Exhibit 99.1

FOR IMMEDIATE RELEASE: January 24, 2005	PR05-02

CANYON RESOURCES OBTAINS OPTION TO PURCHASE
HYCROFT MINE IN NEVADA

     Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, announced today that it has entered into an option to purchase agreement of the Hycroft Mine in Nevada with Vista Gold Corporation (AMEX:VGZ). The agreement provides for Canyon to expend $500,000 in development and exploration drilling and mine engineering over a six month option period. At any time during the six-month period, Canyon could exercise the option to purchase the Hycroft Mine for $4 million in cash and units. The units would consist of one share of common stock and a warrant to purchase one half share of common stock of Canyon. The number of units would be calculated by dividing $6 million by the average closing price of Canyon common stock for the 20 trading days prior to the exercise of the Option. The exercise price of each warrant would be equal to 130% of the average share price, as calculated above, upon exercise of the Option, and the warrants would have a term of three years. Completion of the transaction is subject to the negotiation and execution of a definitive option and purchase agreement and regulatory approval.

     If Canyon assumes the existing reclamation bond on the Hycroft property, Canyon would pay Vista the difference, over a number of years, between the bond amount (approximately $6.8 million) and the bonding company’s accepted cost estimate of reclamation (approximately $4.2 million), or approximately $2.6 million. If Canyon fails to complete significant physical development activities at the Hycroft Mine directed toward recommencing gold production from oxide ore leaching during the 12 months following Canyon’s purchase, then Canyon commits to spend $500,000 on exploration for high-grade gold deposits on the property in each of the two following 12-month periods.

     Canyon has agreed, upon completion of the purchase, that it will submit, for its shareholders’ approval, a new Director of Canyon nominated by Vista and acceptable to the existing Board of Directors of Canyon.

     The Hycroft Mine, located 50 miles west of Winnemucca, Nevada, has produced more than one million ounces of gold and two million ounces of silver from open-pit, heap-leach operations conducted from 1983-2004. Mining of the Brimstone pit was interrupted in 1998 due to low gold prices. Known remaining mineralized oxide material at Hycroft comprises 56.0 million tons containing 1,030,000 ounces of gold with an average grade of 0.0184 opt gold. Mineable reserves (at a $375/oz gold price) include 37.7 million tons containing 713,050 ounces of gold at an average grade of 0.0189 opt, with a strip ratio of 1.44:1. Upon re-opening of the Hycroft Mine, it is anticipated that 409,250 ounces of gold and 1.6 million ounces of silver would be produced from mining and heap leaching of the Brimstone oxide ores over a five-year period.

     The property facilities in place include two leach pads with 82 million tons of spent ore, with the capacity for an additional four million tons, two recovery plants (Merrill Crowe and carbon), and shops. The property is fully permitted to resume operations, and is fully bonded for its current disturbances.

     In addition to multiple sites on the property with the potential for expansion of the mineralized oxide tonnage, the property also has considerable potential for both sizeable low-grade sulfide, open-pit mineable tonnage and, more significantly, up to 20,000 linear feet along mineralized faults that have the potential for discovery of higher-grade sulfide targets suitable for underground mining. The 3,213 holes drilled to date on the property have averaged only 300 feet in depth, as the historic drilling focused on delineating and defining the shallow oxide reserves suitable for open-pit mining. Only 12 deep (1,000 to 2,000 foot) holes have been drilled to date on the property. The existence of 695 five-foot intervals with assays greater than 0.10 opt and the persistence of these and higher grades along the principal feeder faults on the property suggest important opportunities for exploration and discovery of high-grade sulfide underground-mineable deposits on the property.

     “Canyon is delighted to have the opportunity to evaluate and expand the oxide reserves of the Hycroft Mine with exploration and development drilling and mine engineering during the option period. We believe this important mineralized system at Hycroft has exciting growth potential for addition of oxide reserves and mineralized tonnage, as well as discovery of high-grade underground-mineable sulfide deposits. We hope to be at Hycroft, exploring, discovering, and mining for a long period of time. Potential acquisition of the Hycroft Mine is an important step in the progress of Canyon Resources to its next stage of growth of gold production and cash flow,” said Richard H. De Voto, President.

     In addition to producing gold from its Briggs Mine in California, Canyon owns the Seven-Up Pete Venture which owns the 10.9 million ounce McDonald Gold Project in Montana, which is constrained from current development by the anti-mining initiative, I-137. The Company has filed suit against the State of Montana seeking to overturn I-137 or to obtain a damage award, which could be as much as $500 million, for the lost value of the Seven-Up Pete properties, including the McDonald Gold Project.

     Canyon Resources will be holding a conference call for all interested parties to this transaction and other corporate activities at 3:00 p.m., EST, Wednesday, January 26, 2005. Persons desiring to attend and listen in to the conference call can do so by logging on to www.actioncast.acttel.com, event ID 26995.

     Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to: speculative nature of mineral exploration, precious metals prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION, SEE www.canyonrresources.com or contact:

Richard H. De Voto, President (303) 278-8464	or	Gary C. Huber Vice President-Finance